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                                                                  EXHIBIT 23.2



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated September 30, 1996, except as to the subsequent event described in Note 16 which is as of October 5, 1996, relating to the financial statements of Sun Hydraulics Incorporated, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."



/s/ Price Waterhouse LLP
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PRICE WATERHOUSE LLP
Tampa, Florida
December 9, 1996